Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-211718

The Toronto-Dominion Bank $14,610,000 Leveraged Buffered Basket-Linked Notes due July 9, 2020

The notes do not bear interest. The amount that you will be paid on your notes on the maturity date (July 9, 2020) is based on the performance of an unequally weighted basket of the ordinary shares of all 22 companies included in the MSCI Spain 25/50 Index as of October 19, 2018 (listed on P-3, with their weightings), as measured from the pricing date (November 2, 2018) to and including the valuation date (July 7, 2020).

The weightings of the companies in the basket and the index are different, and the performance of the basket may not correlate with the performance of the index. The weightings of each company in the basket is based on the weights of the companies in the index reweighted so that no company represents more than 5% of the basket. The excess weights have been distributed to each of the other companies that represent less than 5% of the index according to their weight in the index, provided that no company can be greater than 5% of the basket. See “Information Regarding the Basket and the Basket Components” on page P-20.

If the final basket level on the valuation date is greater than the initial basket level, the return on your notes will be positive and equal to the product of the leverage factor of 198% times the percentage change of the basket. The percentage change of the basket is the percentage increase or decrease in the final basket level from the initial basket level. The initial basket level is 100 and the final basket level will equal (i) 100 times (ii) the sum of 1 plus, as calculated for each basket component, (a) the percentage change of each company in the basket from the pricing date to the valuation date multiplied by (b) its weighting in the basket. If the final basket level declines by up to 10.00% from the initial basket level, you will receive the principal amount of your notes. If the final basket level declines by more than 10.00% from the initial basket level, the return on your notes will be negative and you will lose approximately 1.1111% of the principal amount of your notes for every 1% that the final basket level has declined below the buffer level of 90.00% of the initial basket level. Despite the inclusion of the buffer level, due to the downside multiplier, you may lose your entire principal amount.

At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

●	if the percentage change is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the leverage factor times (c) the percentage change;
●	if the percentage change is zero or negative but not below -10.00% (the final basket level is equal to or less than the initial basket level, but not by more than 10.00%), $1,000; or
●	if the percentage change is negative and is below -10.00% (the final basket level is less than the initial basket level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the downside multiplier of approximately 111.11% times (c) the sum of the percentage change plus 10.00%. You will receive less than the principal amount of your notes.

Decreases in price of companies in the basket may offset increases in the price of other companies in the basket. The performance of the companies in the basket with the higher weightings will have a larger impact on your return on the notes. The notes do not guarantee the return of principal at maturity.

The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Any payments on the notes are subject to our credit risk. The notes will not be listed or displayed on any securities exchange or electronic communications network.

You should read the disclosure herein to better understand the terms and risks of your investment. See “Additional Risk Factors” beginning on page P-8 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The initial estimated value of the notes at the time the terms of your notes were set on the pricing date was $957.10 per $1,000 principal amount, which is less than the public offering price listed below. See “Additional Information Regarding the Estimated Value of the Notes” on the following page and “Additional Risk Factors” beginning on page P-8 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

	Public Offering Price	Underwriting Discount	Proceeds to TD
Per Note	$1,000.00	$13.50	$986.50
Total	$14,610,000.00	$197,235.00	$14,412,765.00

TD Securities (USA) LLC	Goldman Sachs & Co. LLC
Agent

Pricing Supplement dated November 2, 2018

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the public offering price you pay for such notes.

We or Goldman Sachs & Co. LLC (“GS&Co.”), or any of our or their respective affiliates, may use this pricing supplement in the initial sale of the notes. In addition, we or GS&Co. or any of our or their respective affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we or GS&Co., or any of our or their respective affiliates, informs the purchaser otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.

Additional Information Regarding the Estimated Value of the Notes

The final terms for the Notes were determined on the Pricing Date based on prevailing market conditions and are set forth in this pricing supplement. The economic terms of the Notes are based on TD’s internal funding rate (which is TD’s internal borrowing rate based on variables such as market benchmarks and TD’s appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that TD or any of TD’s affiliates expect to earn in connection with structuring the Notes, estimated costs which TD may incur in connection with the Notes and an estimate of the difference between the amounts TD pays to GS&Co. or an affiliate and the amounts that GS&Co. or an affiliate pays to us in connection with hedging your Notes as described further under “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-42. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes. On the cover page of this pricing supplement, TD has provided the initial estimated value for the Notes. This initial estimated value was determined by reference to TD’s internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and TD’s internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” beginning on page P-8. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — TD’s and GS&Co.’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities”.

The value of your Notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your Notes on the Pricing Date, based on its pricing models and taking into account TD’s internal funding rate, plus an additional amount (initially equal to $25.50 per $1,000 principal amount). Prior to February 2, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through February 1, 2019).

On and after February 2, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Notes (if it makes a market) will equal approximately the then-current estimated value of your Notes determined by reference to such pricing models. For additional information regarding the value of your Notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your Notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models, see “Risk Factors — The Price At Which GS&Co. Would Buy or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated to Do) Will Be Based On GS&Co.’s Estimated Value of Your Notes”.

If a party other than the Agents or their affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which was calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly lower.

We urge you to read the “Additional Risk Factors” beginning on page P-8 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series E
Type of Note:	Leveraged Buffered Basket-Linked Notes (the “Notes”)
Term:	Approximately 20 months
Basket:	An unequally weighted basket comprised of the ordinary shares of the 22 Spanish companies (each, a “Basket Component”) included in the Index:

Bloomberg Ticker	Basket Component	Primary Exchange	Type of Security	Weight in the Index on October 19, 2018	Component Weighting**	Initial Basket Component Prices (EUR)*
ACS SQ	ACS, Actividades de Construcción y Servicios, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	3.2810%	5.00000%	33.78
AENA SQ	Aena SME, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	3.5878%	5.00000%	137.85
AMS SQ	Amadeus IT Group, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	4.3483%	5.00000%	71.32
BBVA SQ	Banco Bilbao Vizcaya Argentaria, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	9.1305%	5.00000%	5.164
BKIA SQ	Bankia, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	1.9006%	3.38300%	2.832
BKT SQ	Bankinter, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	2.2938%	4.08200%	7.394
CABK SQ	CaixaBank, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	4.4582%	5.00000%	3.564
ELE SQ	Endesa, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	2.5949%	4.61800%	18.520
ENG SQ	Enagás, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	2.4628%	4.38300%	22.97
FER SQ	Ferrovial, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	3.4953%	5.00000%	17.650
GRF SQ	Grifols, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	2.8748%	5.00000%	25.72
IAG SQ	International Consolidated Airlines Group, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	1.8947%	3.37200%	7.002
IBE SQ	Iberdrola, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	9.8755%	5.00000%	6.292
ITX SQ	Industria de Diseño Textil, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	4.0826%	5.00000%	25.19
MAP SQ	MAPFRE, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	1.6883%	3.00500%	2.644
NTGY SQ	Naturgy Energy Group, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	3.2118%	5.00000%	21.84
REE SQ	Red Eléctrica Corporación, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	3.2589%	5.00000%	18.255
REP SQ	Repsol, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	4.6743%	5.00000%	15.600
SAB SQ	Banco De Sabadell, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	2.6298%	4.68000%	1.1885
SAN SQ	Banco Santander, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	18.3554%	5.00000%	4.2840
SGRE SQ	Siemens Gamesa Renewable Energy, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	1.3912%	2.47600%	9.918
TEF SQ	Telefónica, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	8.5096%	5.00000%	7.354

* With respect to each Basket Component, its Closing Price on the Pricing Date.

**Determined by the Calculation Agent as described under “Information Regarding the Basket and the Basket Components—Basket Components”. Component Weightings may not add up to 100% due to

rounding.
Index:	The MSCI Spain 25/50 Index (Bloomberg Ticker: M9ES2550 Index)
Basket Component Issuer:	The issuer of a Basket Component
CUSIP / ISIN:	89114QRZ3 / US89114QRZ36
Agents:	TD Securities (USA) LLC (“TDS”) and Goldman Sachs & Co. LLC (“GS&Co.”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $14,610,000 in the aggregate for all the offered Notes; the aggregate Principal Amount of the offered Notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered Notes on a date subsequent to the date of this pricing supplement.
Pricing Date:	November 2, 2018
Issue Date:	November 9, 2018
Valuation Date:	July 7, 2020, subject to postponement for market disruption events and other disruptions, as described in “—Final Basket Component Price” below.
Maturity Date:	July 9, 2020, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes—Maturity Date” on page PS-18 in the product prospectus supplement and in “—Final Basket Component Price” below.
Payment at Maturity:

For each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:

●      if the Final Basket Level is greater than the Initial Basket Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Leverage Factor times (c) the Percentage Change;

●      if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level, $1,000; or

●      if the Final Basket Level is less than the Buffer Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Downside Multiplier times (c) the sum of the Percentage Change plus the Buffer Percentage

If the Final Basket Level is less than the Buffer Level, the investor will receive less than the Principal Amount of the Notes at maturity and may lose their entire Principal Amount.

All amounts used in or resulting from any calculation relating to the Notes, including the Payment at Maturity, will be rounded upward or downward as appropriate, to the nearest cent.

Leverage Factor:	198%
Buffer Percentage:	10.00%
Buffer Level:	90, which is 90.00% of the Initial Basket Level
Downside Multiplier:	The quotient of the Initial Basket Level divided by the Buffer Level, which equals approximately 111.11%

Percentage Change:	The quotient of (1) the Final Basket Level minus the Initial Basket Level divided by (2) the Initial Basket Level, expressed as a percentage.
Initial Basket Level:	100
Final Basket Level:	100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weighting)]
Basket Component Return:	With respect to each Basket Component: Final Basket Component Price - Initial Basket Component Price Initial Basket Component Price
Initial Basket Component Price:	With respect to each Basket Component, its Closing Price on the Pricing Date, as shown in the table above, subject to adjustment as provided under “General Terms of the Notes—Anti-Dilution Adjustments” beginning on page PS-27 in the product prospectus supplement.
Final Basket Component Price:

With respect to each Basket Component, its Closing Price on the Valuation Date, subject to adjustment as provided under “General Terms of the Notes—Anti-Dilution Adjustments” beginning on page PS-27 in the product prospectus supplement.

If the originally scheduled Valuation Date is not a Trading Day with respect to a Basket Component or a market disruption event with respect to a Basket Component occurs or is continuing on the originally scheduled Valuation Date, the Final Basket Component Price for that Basket Component will be its Closing Price on the first Trading Day for such Basket Component following the originally scheduled Valuation Date on which the Calculation Agent determines that a market disruption event does not occur or is not continuing. If a market disruption event with respect to such Basket Component occurs or is continuing on each Trading Day to and including the tenth Trading Day following the originally scheduled Valuation Date, the Final Basket Component Price for that Basket Component will be determined by the Calculation Agent on that day, regardless of whether such day is a Trading Day or the occurrence or continuation of a market disruption event on that day. For the avoidance of doubt, if the originally scheduled Valuation Date is a Trading Day and no market disruption event exists on that day with respect to a Basket Component, the determination of that Basket Component’s Final Basket Component Price will be made on the originally scheduled Valuation Date, irrespective of the non-Trading Day status or the existence of a market disruption event with respect to any other Basket Component. For the definition of a market disruption event, see “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 of the product prospectus supplement. If the originally scheduled Valuation Date is postponed due to a non-Trading Day or a market disruption event for any Basket Component, the Maturity Date will be postponed to the second Business Day after the postponed Valuation Date.

Closing Price:	With respect to each Basket Component, on any Trading Day, the official Closing Price of that Basket Component as quoted on the Primary Exchange.
Limited events of default:	Notwithstanding anything to the contrary set forth in the prospectus, the only events of default for the Notes are expected to be (i) principal payment defaults that continue for 30 Business Days and (ii) certain bankruptcy, insolvency or reorganization events. No other breach or default under our indenture or the Notes will result in an event of default for the Notes or permit the trustee or holders to accelerate the maturity of any debt securities – that is, they will not be entitled to declare the Principal Amount of any Notes to be immediately due and payable. See “Additional Risk Factors— Notwithstanding Anything to the Contrary Set Forth in the Prospectus, the Indenture Will Provide Only Limited Acceleration and Enforcement Rights for the Notes”.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

Trading Day:	A Trading Day with respect to a Basket Component means a day on which the Primary Exchange is scheduled to be open for trading.
U.S. Tax Treatment:	By purchasing a Note, each holder agrees, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Basket. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Please see the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus.
Canadian Bail-in:	The Notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.

Additional Terms of Your Notes

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-8 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:
http://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:

http://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

Additional Risk Factors

The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” beginning on page PS-4 in the product prospectus supplement and “Risk Factors” on page 1 in the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Principal at Risk.

Investors in the Notes could lose their entire Principal Amount if there is a decline in the level of the Basket by more than the Buffer Percentage. If the Final Basket Level is less than the Initial Basket Level by more than 10.00%, you will lose a portion of each $1,000 Principal Amount in an amount equal to (i) the Downside Multiplier multiplied by (ii) the sum of the negative Percentage Change plus the Buffer Percentage times (iii) $1,000. Specifically, you will lose approximately 1.1111% of the Principal Amount of each of your Notes for every 1% that the Final Basket Level is less than the Initial Basket Level in excess of the Buffer Percentage and you may lose your entire Principal Amount.

The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on Conventional Debt Securities of Comparable Maturity.

There will be no periodic interest payments on the Notes as there would be on conventional fixed-rate or floating-rate debt securities having the same term. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.

Changes in the Price of One Basket Component May Be Offset by Changes in the Price of the Other Basket Components.

A change in the price of one Basket Component may not correlate with changes in the prices of the other Basket Components. The price of one or more Basket Components may increase, while the price of one or more other Basket Components may not increase as much, or may even decrease. Therefore, in determining the level of the Basket as of any time, increases in the price of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the price of one or more other Basket Components. Because the weightings of the Basket Components are not equal, the performances of the Basket Components with higher Component Weightings will have a significantly larger impact on your return on the Notes than the performance of the Basket Components with lower Component Weightings.

Notwithstanding Anything to the Contrary Set Forth in the Prospectus, the Indenture Will Provide Only Limited Acceleration and Enforcement Rights for the Notes.

In connection with the implementation of certain Canadian federal statutes, and notwithstanding anything to the contrary set forth in the prospectus, the indenture under which the Notes are issued has been supplemented to provide that, for any Notes of a series issued on or after September 23, 2018, including the Notes offered by this pricing supplement, acceleration will only be permitted if (i) we default in the payment of the principal of, or interest on, any note of that series and, in each case, the default continues for a period of 30 Business Days, or (ii) certain bankruptcy, insolvency or reorganization events occur. As a result, before you invest in the Notes, you should consider the risk that your safeguards and your ability to effect remedies under the indenture will be limited. See “Events of Default” herein for additional information.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Although the return on the Notes will depend on the Final Basket Level, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, you may not receive any amounts due under the terms of the Notes.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, if the dealer from which you purchase Notes, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, that dealer, or one of its affiliates, may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential for the dealer or one of its affiliates to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to the compensation they would receive for the sale of the Notes.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS, GS&Co. and our or their respective affiliates may make a market for the Notes; however, they are not required to do so. TDS, GS&Co. and our or their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the prices of the Basket Components and, as a result, you may suffer substantial losses.

If the Price of the Basket Components Change, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of the Basket Components. Changes in the Closing Prices of the Basket Components may not result in a comparable change in the market value of your Notes. Even if the Closing Prices of the Basket Components increase above their Initial Basket Component Prices during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.

The Payment at Maturity Is Not Linked to the Closing Prices of the Basket Components at Any Time Other than the Valuation Date.

The Final Basket Level will be based on the Closing Prices of the Basket Components on the Valuation Date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the Closing Prices of the Basket Components dropped precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Prices of the Basket Components prior to such drop in the Closing Prices of the Basket Components. Although the actual Closing Prices of the Basket Components on the Maturity Date or at other times during the life of your Notes may be higher than their prices on the Valuation Date, you will benefit from the Closing Prices of the Basket Components only on the Valuation Date.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.

At our sole option, we may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of this pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected.

The Payment at Maturity will not be adjusted based on the public offering price you pay for the Notes. If you purchase Notes at a price that differs from the Principal Amount of the Notes, then the return on your investment in such Notes held to the Maturity Date will differ from, and may be substantially less than, the return on Notes purchased at Principal Amount. If you purchase your Notes at a premium to Principal Amount and hold them to the Maturity Date, the return on your investment in the Notes will be lower than it would have been had you purchased the Notes at Principal Amount or a discount to Principal Amount. In addition, the impact of the Buffer Level on the return on your investment will depend upon the price you pay for your Notes relative to Principal Amount. For example, if you purchase your Notes at a premium to Principal Amount, the Buffer Level, while still providing some protection for the return on the Notes, will allow a greater percentage decrease in your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount.

Trading and Business Activities of TD, the Agents, the Basket Component Issuers and Their Respective Affiliates May Adversely Affect the Market Value of the Notes.

TD, GS&Co. and our or their respective affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the Basket or prices of one or more Basket Components, and we or they may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we, GS&Co. or one or more of our or their respective affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We, GS&Co. or one or more of our or their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the performance of the Basket or one or more Basket Components.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we, GS&Co. and our or their respective affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

We, GS&Co. and our or their respective affiliates may, at present or in the future, engage in business with one or more Basket Component Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between us, GS&Co. or one or more of our or their respective affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, GS&Co. and our or their respective affiliates may have published, and in the future expect to publish, research reports with respect to the Basket or one or more Basket Components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Even if we or our affiliates or GS&Co. or its affiliates provides research that expresses a negative opinion about one or more of the Basket Components, or if market conditions in the finance sector or otherwise change, the composition of the Basket will not change during the term of the Notes (except under the limited circumstances described below). Any of these business activities by us, GS&Co. and our or their respective affiliates may affect the level of the Basket and, therefore, the market value of the Notes.

TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) Is Less Than the Public Offering Price of the Notes.

TD’s initial estimated value of the Notes is only an estimate. TD’s initial estimated value of the Notes is less than the public offering price of the Notes. The difference between the public offering price of the Notes and TD’s initial estimated value reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party.

TD’s and GS&Co.’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities.

TD’s initial estimated value of the Notes and GS&Co.’s estimated value of the Notes at any time are determined by reference to TD’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for TD’s conventional fixed-rate debt securities and the borrowing rate TD would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, TD’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for TD’s conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for TD’s conventional fixed-rate debt securities, or the borrowing rate TD would pay for its conventional fixed-rate debt securities were to be used, TD would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

TD’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including GS&Co.’s) Estimates.

TD’s initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes were set. These pricing models take into account a number of variables, such as TD’s internal funding rate on the Pricing Date, and are based on a number of assumptions as discussed further under “Additional Information Regarding the Estimated Value of the Notes” on page P-2. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the Notes that are different, and perhaps materially lower, from TD’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your Notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than TD’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Price At Which GS&Co. Would Buy or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated to Do) Will Be Based On GS&Co.’s Estimated Value of Your Notes.

GS&Co.’s estimated value of the Notes is determined by reference to its pricing models and takes into account TD’s internal funding rate. The price at which GS&Co. would initially buy or sell your Notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your Notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding the Estimated Value of the Notes” above) will decline to zero on a straight line basis over the period from the Pricing Date through the applicable date set forth under “Additional Information Regarding the Estimated Value of the Notes” above. Thereafter, if GS&Co. buys or sells your Notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If a party other than the Agents or their affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which is calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally TD’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to GS&Co.’s models, taking into account TD’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the product prospectus supplement.

In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in TD’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that GS&Co. makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your Notes at any price and, in this regard, GS&Co. is not obligated to make a market in the Notes. See “—There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses” above.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:

•	the prices of the Basket Components
•	the volatility – i.e., the frequency and magnitude of changes – in the Basket Components (and, therefore, the level of the Basket);
•	the dividend rates of the Basket Components;
•	economic, financial, regulatory, political, military or other events that may affect the prices of any of the Basket Components and thus the level of the Basket;
•	the correlation among the Basket Components;
•	interest rate and yield rates in the market;

•	the time remaining until your Notes mature;
•	fluctuations in the exchange rate between currencies in which the relevant ordinary shares are quoted and traded and the U.S. dollar; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.

The future levels of the Basket cannot be predicted. The actual change in the level of the Basket over the life of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical closing levels of the Basket or to the hypothetical examples shown elsewhere in this pricing supplement.

The Method of Selecting the Basket Components May Not Result in a Positive Percentage Change.

The Basket consists of the ordinary shares of the 22 Spanish companies included in the Index on October 19, 2018 as described under “Information Regarding the Basket and the Basket Components” on page P-18 of this pricing supplement. The Calculation Agent capped the weight of any Basket Component that was weighted at more than 5% in the Index at 5%, and distributed the excess weight to each of the other non-capped Basket Components pro rata according to their weights in the Index. The Calculation Agent repeated this reweighting process iteratively until no Basket Component was weighted more than 5%, and the Component Weightings were thus established. There can be no assurance that the methodology used to select and determine the Component Weightings of the Basket Components will result in a positive Percentage Change. In fact, consideration of the likelihood of an increase in the prices of the Basket Components during the term of your Notes was not part of the selection process. If the Percentage Change is negative and below -10%, you will lose a portion of your investment in the Notes and may lose your entire investment depending on the performance of the Basket. A Basket Component selected using different criteria may result in a higher Percentage Change and therefore a higher Payment at Maturity than that which you may receive on the Notes.

The Basket Is Static and Was Selected Using Data as of October 19, 2018, Not as of the Pricing Date.

The Basket is static, meaning that the Basket Components will not change even if the Index Constituents change; for example, if a stock is removed from the Index because it becomes a small capitalization stock or if a new stock is added to the Index. As a result, there can be no assurance that the Basket will perform as well as one that was not static. In addition, because the Component Weightings of the Basket Components were established using data as of October 19, 2018, the weightings have not been updated as of the Pricing Date and will not reflect any changes in weightings of the stocks comprising the Index. As a result, there can be no assurance that the Basket will perform as well as one selected and weighted using data as of the Pricing Date or one selected and weighted using a different date.

The Basket and the Index From Which the Basket Components Are Selected Are Different and the Performance of the Basket May Not Correlate with the Performance of the Index.

The Basket reweights the 22 stocks that, as of October 19, 2018, comprised the Index. The Component Weightings will be different from the weightings of the Index Constituents. Therefore, while the Basket will be comprised of the stocks in the Index as of that date, the performance of the Basket will not necessarily follow the performance of the Index, and consequently, the return on the Notes will not be the same as investing directly in an index fund, in the Index or in the Index Constituents, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the Index. In fact, there is a risk that the performance of the Basket may be significantly worse than the performance of the Index and any such investment.

The Calculation Agent May be Required to Replace a Basket Component if the Existing Basket Component Experiences Certain Corporate Events.

Each Basket Component was selected on October 19, 2018. If a reorganization event with respect to a Basket Component or a Basket Component Issuer occurs during the life of your Notes and anti-dilution protection is not available (see “—You Will Have Limited Anti-Dilution Protection” below), e.g., the Basket Component Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Calculation Agent may replace such Basket Component. The replacement of any Basket Component may have an adverse impact on the value of the Basket.

An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets.

The Notes are linked to the ordinary shares of the 22 Spanish companies included in the Index as of October 19, 2018, which are traded in Spain. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.

Risks of Investing in Spain.

Your Notes are linked to the ordinary shares of the 22 Spanish companies included in the Index. These Spanish companies may subject to legal, regulatory, political, currency, security, and economic risk specific to Spain. Among other things, Spain’s economy has been characterized by slow growth over the past few years due to factors such as low housing sales and construction declines, and the international credit crisis. Political tensions and social conflict have escalated recently as a result of a referendum by Catalonia for independence from Spain. The secessionist movement could have a negative impact on the Spanish economy and a destabilizing effect on the country.

Your Notes Are Linked to Basket Components That Are Traded in Non-U.S. Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in Exchange Rates.

Because your Notes are linked to Basket Components that are traded in non-U.S. currencies but are not adjusted to reflect their U.S. dollar value, the amount payable on your Notes at maturity will not be adjusted for changes in the applicable non-U.S. currency/U.S. dollar exchange rates. The amount payable on the Maturity Date will be based solely upon the overall change in the prices of the Basket Components from the Pricing Date to the Valuation Date. Changes in exchange rates, however, may reflect changes in the economy of the countries in which the Basket Components are listed that, in turn, may affect the level of the Basket and, therefore, the Payment at Maturity, if any.

Your Notes are Linked to the Basket Components and Therefore the Price Movements of Those Basket Components.

Your Notes are linked to the 22 Basket Components, and the return on your Notes is therefore affected by the movements in the market prices of those Basket Components. Each Basket Component Issuer faces its own business risks and challenges, which may adversely affect the Basket Component’s price. In addition, the Basket Components will not change (except as described below under “—You Will Have Limited Anti-Dilution Protection”), and your Notes will remain linked to the Basket Components even if one or more of the Basket Component Issuers is experiencing severe business risks and challenges. It is possible that large declines in the prices of one or more Basket Components could affect the Percentage Change such that you would lose all or a substantial portion of your investment in the Notes.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of the Basket. Changes in the level of the Basket may not result in a comparable change in the market value of your Notes. This is because your Payment at Maturity will be based only on the Final Basket Level. If the Percentage Change is negative (i.e., the Final Basket Level is less than the Initial Basket Level), you could lose all or a substantial portion of your investment in the Notes. We discuss some of the reasons for this disparity under “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

As of the Date of this Pricing Supplement, There is No Actual History for the Closing Levels of the Basket.

The Payment at Maturity, if any, for each of your Notes is linked to the Percentage Change in the Basket, which will begin to be calculated on the Pricing Date. Since there will be no actual history for the closing levels of the Basket, no actual historical information about the closing levels of the Basket will be available for you to consider in making an independent investigation of the performance of the Basket, which may make it difficult for you to make an informed decision with respect to an investment in your Notes.

There Is Limited Hypothetical Historical Information About the Basket.

The Notes are linked to the performance of the Basket, which was constructed October 19, 2018. Because one of the Basket Components, Aena SME, S.A., has available historical data only from February 11, 2015 through November 2, 2018, hypothetical historical closing levels of the Basket are only available for this period. Because the hypothetical historical levels of the Basket are unavailable prior to February 11, 2015, limited hypothetical historical Basket level information will be available for you to consider in making an informed decision with respect to the Notes.

Hypothetical Past Basket Performance is No Guide to Future Performance.

The actual performance of the Basket over the life of the Notes, as well as the Payment at Maturity, may bear little relation to the hypothetical historical closing levels of the Basket (when available) or to the hypothetical return examples set forth elsewhere in this pricing supplement. The future performance of the Basket cannot be predicted.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Components.

The return on your Notes will not reflect the return you would realize if you actually owned the Basket Components and received the dividends paid on those Basket Components. You will not receive any dividends that may be paid on any of the Basket Components by the Basket Component Issuers. See “—You Have No Shareholder Rights or Rights to Receive any Basket Components” below for additional information.

There is No Affiliation Between the Basket Component Issuers and Us.

We are not affiliated with the Basket Component Issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the Basket Component Issuers. Nevertheless, neither we nor any of our affiliates are responsible for any Basket Component Issuer’s public disclosure of information whether contained in filings with the SEC or equivalent governmental authority or otherwise. In connection with the offering of the Notes, none of us, GS&Co., or our or their respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Basket Component Issuer. You, as an investor in your Notes, should make your own investigation into the Basket Component Issuers. See “Information Regarding the Basket and the Basket Components” on page P-18 of this pricing supplement for additional information about the Basket and the Basket Components.

No Basket Component Issuer Will Have Any Role or Responsibilities with Respect to the Notes.

None of the Basket Component Issuers will have authorized or approved the Notes, or will be involved in this offering. No such company will have any financial or legal obligation with respect to the Notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Basket Components or the Notes. No such company will receive any of the proceeds from any offering of the Notes. No Basket Component Issuer or any other company will be responsible for, or participate in, the determination or calculation of the Payment at Maturity.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Basket Component has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

You Have No Shareholder Rights or Rights to Receive any Basket Components.

Investing in your Notes will not make you a holder of any of the Basket Components. Neither you nor any other holder or owner of your Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any Basket Components. Your Notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the Basket Components.

You Will Have Limited Anti-Dilution Protection.

The Calculation Agent will adjust the Initial Basket Component Price for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect a Basket Component, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every corporate event that may affect a Basket Component. For example, the Calculation Agent will not make any adjustments for events such as an offering by a Basket Component Issuer, a tender or exchange offer for the Basket Component Issuer’s shares at a premium to its then-current market price or a tender or exchange offer for less than all outstanding shares of that Basket Component Issuer by a third party. Those events or other actions by the Basket Component Issuer or a third party may nevertheless adversely affect the price of a Basket Component, and adversely affect the value of your Notes.

Market Disruption Events and Adjustments.

The Maturity Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences”.

If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

Hypothetical Returns

The examples and graph set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical Basket levels on the Valuation Date could have on the Payment at Maturity assuming all other variables remain constant.

The examples below are based on a range of Final Basket Levels and Final Basket Component Prices that are entirely hypothetical; the Basket level on any day throughout the life of the Notes, including the Final Basket Level on the Valuation Date, cannot be predicted. The Basket Components have been highly volatile in the past — meaning that the Closing Prices of the Basket Components have changed considerably in relatively short periods — and the performance of the Basket cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered Notes assuming that they are purchased on the Issue Date at the Principal Amount and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend upon the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the Basket Components and our creditworthiness. In addition, the estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date will be less than the original public offering price of your Notes. For more information on the estimated value of your Notes, see “Additional Risk Factors—TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) Is Less Than the Public Offering Price of the Notes” on page P-9 of this pricing supplement. The information in the table also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal Amount	$1,000
Initial Basket Level	100
Leverage Factor	198.00%
Buffer Level	90.00% of the Initial Basket Level
Downside Multiplier	Approximately 111.11%
Buffer Percentage	10.00%
Neither a market disruption event nor a non-Trading Day occurs with respect to any Basket Component on the originally scheduled Valuation Date
No change in or affecting any of the Basket Components or the method by which an Basket Component Issuer calculates the relevant Basket Component
Notes purchased on the Issue Date at the Principal Amount and held to the Maturity Date

The actual performance of the Basket over the life of your Notes, as well as the Payment at Maturity, if any, may bear little relation to the hypothetical examples shown below or to the hypothetical closing levels of the Basket or the historical Closing Prices of the Basket Components shown elsewhere in this pricing supplement. For information about the historical Closing Prices of the Basket Components and the hypothetical closing levels of the Basket during recent periods, see “Information Regarding the Basket and the Basket Components—Hypothetical Historical Information of the Basket” and “Information Regarding the Basket Components—Historical Information of the Basket Components” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the Basket Components.

The levels in the left column of the table below represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Basket Level, and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Basket Level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	199.000%
140.000%	179.200%
130.000%	159.400%
120.000%	139.600%
110.000%	119.800%
107.000%	113.860%
104.000%	107.920%
102.000%	103.960%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	94.444%
80.000%	88.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the Final Basket Level were determined to be 25.000% of the Initial Basket Level, the Payment at Maturity that we would deliver on your Notes at maturity would be approximately 27.778% of the Principal Amount of your Notes, as shown in the table above. As a result, if you purchased your Notes on the Issue Date at the Principal Amount and held them to the Maturity Date, you would lose approximately 72.222% of your investment (if you purchased your Notes at a premium to Principal Amount you would lose a correspondingly higher percentage of your investment). If the Final Basket Level were determined to be 0.000% of the Initial Basket Level, you would lose 100.000% of your investment in the Notes.

The following examples illustrate the hypothetical Payment at Maturity for each Note based on hypothetical Final Basket Levels, calculated based on the key terms and assumptions above. The values below have been rounded for ease of analysis.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	5.00%
	Payment at Maturity:	$1,000.00 + ($1,000.00 x 5.00% x 198.00%) = $1,000.00 + $99.00 = $1,099.00
	On a $1,000.00 investment, a 5.00% Percentage Change results in a Payment at Maturity of $1,099.00, a 9.90% return on the Notes.
Example 2—	Calculation of the Payment at Maturity where the Percentage Change is negative (but the Final Basket Level is above or equal to the Buffer Level).
	Percentage Change:	-5.00%
	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the Principal Amount.
	On a $1,000.00 investment, a -5.00% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Notes.
Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (and the Final Basket Level is below the Buffer Level).
	Percentage Change:	-35.00%
	Payment at Maturity:	$1,000.00 + [$1,000.00 x 111.11% x (-35.00% + 10.00%)] = $1,000.00 – $277.78 = $722.22
	On a $1,000.00 investment, a -35.00% Percentage Change results in a Payment at Maturity of $722.22, a ‑27.78% return on the Notes.

The following chart shows a graphical illustration of the hypothetical Payment at Maturity that we would pay on your Notes on the Maturity Date, if the Final Basket Level were any of the hypothetical levels shown on the horizontal axis. The hypothetical Payments at Maturity in the chart are expressed as percentages of the Principal Amount of your Notes and the hypothetical Final Basket Levels are expressed as percentages of the Initial Basket Level. The chart shows that any hypothetical Final Basket Level less than the Buffer Level (the section left of the 90.00% marker on the horizontal axis) would result in a hypothetical Payment at Maturity of less than 100.00% of the Principal Amount of your Notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the Notes.

The Payments at Maturity shown above are entirely hypothetical; they are based on market prices of the Basket Components that may not be achieved on the Valuation Date and assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payment at Maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Notes. The hypothetical Payment at Maturity on the Notes shown above assume you purchased your Notes at their Principal Amount and have not been adjusted to reflect the actual public offering price you pay for your Notes. The return on your investment (whether positive or negative) in your Notes will be affected by the amount you pay for your Notes. If you purchase your Notes for a price other than the Principal Amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Notes—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” beginning on page PS-6 of the product prospectus supplement.

Payments on the Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Notes or the U.S. federal income tax treatment of the Notes, as described elsewhere in this pricing supplement.

We cannot predict the actual Final Basket Level or what the market value of your Notes will be on any particular Trading Day, nor can we predict the relationship between the price of any Basket Component and the market value of your Notes at any time prior to the Maturity Date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered Notes will depend on the actual Final Basket Level, which will be determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Notes, if any, on the Maturity Date may be very different from the information reflected in the table and chart above.

Information Regarding the Basket and the Basket Components

General

The Basket consists of ordinary shares of 22 Spanish companies included in the MSCI Spain 25/50 Index (the “Index”). The Index covers approximately 85% of the free float-adjusted market capitalization in Spain and is designed to measure the performance of the large and mid-capitalization segments of the Spanish market. More information about how MSCI constructs its indices is described below. The Basket is static, meaning it will not change based on any future changes in the stocks comprising the Index (the “Index Constituents”) or their weighting in the Index.

The Calculation Agent selected the 22 Basket Components from the Index on October 19, 2018 and weighted the Basket using the methodology described below.

Determination of Component Weightings

To determine the Component Weightings of each Basket Component, the Calculation Agent began with the weights of the 22 Index Constituents as of October 19, 2018.

Next, the Calculation Agent capped the weight of any company that was weighted at more than 5% in the Index at 5%, and distributed the excess weight to each of the other non-capped Basket Components pro rata according to their initial weights. The Calculation Agent repeated this reweighting process iteratively until no Basket Component was weighted more than 5%, and the Component Weightings were thus established.

Basket Components

The following table lists the Basket Components and their corresponding Bloomberg tickers, primary listings and initial prices. Each of the Basket Component Issuers faces its own business risks and other competitive factors. All of those factors may affect the Percentage Change, and, consequently, the amount payable on your Note, if any, on the Maturity Date.

Bloomberg Ticker	Basket Component	Primary Exchange	Type of Security	Weight in the Index on October 19, 2018*	Component Weighting**	Initial Basket Component Prices (EUR)
ACS SQ	ACS, Actividades de Construcción y Servicios, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	3.2810%	5.00000%	33.78
AENA SQ	Aena SME, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	3.5878%	5.00000%	137.85
AMS SQ	Amadeus IT Group, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	4.3483%	5.00000%	71.32
BBVA SQ	Banco Bilbao Vizcaya Argentaria, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	9.1305%	5.00000%	5.164
BKIA SQ	Bankia, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	1.9006%	3.38300%	2.832
BKT SQ	Bankinter, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	2.2938%	4.08200%	7.394
CABK SQ	CaixaBank, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	4.4582%	5.00000%	3.564
ELE SQ	Endesa, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	2.5949%	4.61800%	18.520
ENG SQ	Enagás, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	2.4628%	4.38300%	22.97
FER SQ	Ferrovial, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	3.4953%	5.00000%	17.650
GRF SQ	Grifols, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	2.8748%	5.00000%	25.72
IAG SQ	International Consolidated Airlines Group, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	1.8947%	3.37200%	7.002
IBE SQ	Iberdrola, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	9.8755%	5.00000%	6.292
ITX SQ	Industria de Diseño Textil, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	4.0826%	5.00000%	25.19
MAP SQ	MAPFRE, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	1.6883%	3.00500%	2.644
NTGY SQ	Naturgy Energy Group, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	3.2118%	5.00000%	21.84
REE SQ	Red Eléctrica Corporación, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	3.2589%	5.00000%	18.255
REP SQ	Repsol, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	4.6743%	5.00000%	15.600
SAB SQ	Banco De Sabadell, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	2.6298%	4.68000%	1.1885
SAN SQ	Banco Santander, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	18.3554%	5.00000%	4.2840
SGRE SQ	Siemens Gamesa Renewable Energy, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	1.3912%	2.47600%	9.918
TEF SQ	Telefónica, S.A.	Sociedad de Bolsas (SIBE)	Ordinary Shares	8.5096%	5.00000%	7.354

* Your Notes are linked to the Basket Components, which have the Component Weightings in the Basket, and not the weights in the Index.

** Determined by the Calculation Agent as described above. Component Weightings may not add up to 100% due to rounding.

MSCI, Inc. (the “Index Sponsor”) divides the Index Constituents into industry sectors based on the Global Industry Classification Standard (GICS) it has designed in conjunction with Standard & Poor's Financial Services LLC, S&P Global Inc. After accounting for the reweighting of the Basket Components as set forth above, the weighting of the industry sectors in the Basket as of September 28, 2018 was: Financials (40.99%), Utilities (18.30%), Industrials (14.03%), Telecommunication Services (7.94%), Energy (7.14%), Information Technology (4.55%), Consumer Discretionary (4.18%) and Health Care (2.87%) (may not sum to 100% due to rounding). Sector designations are determined by the Index Sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

The Index Sponsor divides the companies included in the Index into eleven Global Industry Classification Sectors: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate, Telecommunication Services and Utilities. As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Classification Sector structure changes will be implemented in the Index in connection with the November 2018 semi-annual Index review.

Calculation of the Basket

The Initial Basket Level is 100. The Final Basket Level will equal (i) 100 times (ii) the sum of 1 plus, as calculated for each Basket Component, (a) the Basket Component Return multiplied by (b) its Component Weighting (subject to anti-dilution adjustments described under “—You Will Have Limited Anti-Dilution Protection” on page P-14 of this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement).

The MSCI Spain 25/50 Index

The MSCI Spain 25/50 Index is a free float adjusted market capitalization index and is part of the MSCI Global Investable Market Indices, the methodology of which is described below. The index is considered to be a “standard” developed market index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the developed market of Spain. Additional information about the MSCI Global Investable Market Indices is available on the following website: msci.com/index-methodology. The 25/50 Indexes methodology is available on the following website:

https://www.msci.com/eqb/methodology/meth_docs/MSCI_GIMIMethodology_Sept2018.pdf

The 25/50 Indexes methodology is available on the following website:

https://www.msci.com/eqb/methodology/meth_docs/MSCI_25_50_Indexes_Methodology_October2017.pdf.

We are not incorporating by reference the website or any material it includes in this pricing supplement.

Construction of the MSCI Indices

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard.

Defining the Equity Universe

(i)          Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI global index series, which will be classified as either “developed markets,” “emerging markets” or “frontier markets”. Spain is considered a developed market. All listed equity securities, including real estate investment trusts are eligible for inclusion in the equity universe. Conversely, mutual funds, exchange-traded funds, equity derivatives, and most investment trusts are not eligible for inclusion in the equity universe.

(ii)         Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.

The investability screens used to determine the investable equity universe in each market are:

(i)          Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

•	First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•	Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

•	The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of May 2017, the equity universe minimum size requirement was set at US$236,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, described below.

(ii)          Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

 (iii)         Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market.

 (iv)         Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

(v)          Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the MSCI Indices, outside of a quarterly or semi-annual index review.

 (vi)          Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large Cap + Mid Cap + Small Cap)
•	Standard Index (Large Cap + Mid Cap)
•	Large Cap Index
•	Mid Cap Index
•	Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For developed market indices, the market coverage for a standard index is 85%. As of April 2017, the global minimum size range for a developed market standard index is a full market capitalization of USD 2.75 billion to USD 6.32 billion.

25/50 Methodology

The MSCI Spain 25/50 Index is derived from the MSCI Spain Index. The MSCI 25/50 Indices, which include the Index, take into account the investment limits imposed by the U.S. Internal Revenue Code on regulated investment companies (“RICs”) in order for MSCI to offer a benchmarking alternative for RIC compliant funds. One requirement of a RIC is that at the end of each quarter of its tax year no more than 25% of the value of its assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5% of the fund should not exceed 50% of the fund’s total assets.

MSCI constructs the MSCI Spain 25/50 Index by applying these weight constraints to the non-constrained, free-float adjusted market capitalization weighted MSCI Spain Index at or as closely as possible to each quarterly rebalancing of the MSCI Spain Index. As a result, the Index has the following constraints: (i) No issuer exceeds 25% of Index weight, and (ii) all issuers with weight above 5% cannot exceed 50% of the Index weight. MSCI also intends that the Index minimizes the tracking error from the MSCI Spain Index, while keeping index turnover to a reasonable level. The tracking error is measured as the sum of the squared weight differences between the constituent weights of the MSCI Spain 25/50 Index and the MSCI Spain Index. The methodology also applies a transaction cost as a proxy for Index turnover on rebalancing. In addition, the minimum weight of any stock in the Index cannot be below the weight of the smallest component in the MSCI Spain Index. A buffer rule resulting in a buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance with the weight constraints due to short term market movements between two quarterly rebalancings. As a result, at the point of constructing or rebalancing the Index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

The index currently has 22 index stocks.

Hypothetical Historical Information of the Basket

Because the Basket is a newly created Basket and its level began to be calculated and published on the Pricing Date, there is no actual historical information about the closing levels of the Basket as of the date of this pricing supplement. Therefore, the hypothetical closing levels of the Basket provided in the table below were calculated from publicly available historical Closing Prices of each Basket Component in accordance with the methodology of the Basket and subject to several factors described below.

The following graph sets forth the hypothetical closing levels of the Basket for the period from February 11, 2015 through November 2, 2018, assuming that the level of the Basket was 100 on February 11, 2015. The hypothetical closing levels of the Basket begin at February 11, 2015 because one of the Basket Components, Aena SME, S.A., has available historical date only from February 11, 2015 through November 2, 2018. We derived the levels based on the method to calculate the level of the Basket as described in this document and on actual Closing Prices of the Basket Components on the relevant date. The level of the Basket has been adjusted such that its hypothetical closing level on February 11, 2015 was 100. As noted in this document, the Initial Basket Level was set to 100 on the Pricing Date. The level of the Basket can increase or decrease due to changes in the Closing Prices of the Basket Components.

You should not take the hypothetical historical closing levels of the Basket as an accurate estimate of historical levels or an indication of the future closing levels of the Basket. Because the hypothetical closing levels of the Basket were calculated based on additional factors that may not be true when the actual level of the Basket for the Notes is calculated on and after the Pricing Date, you should not take the hypothetical levels of the hypothetical Basket shown above as an accurate estimate of historical performance or an indication of the future performance of the Basket. We cannot give you any assurance that the future performance of the Basket for the Notes will follow a pattern similar to that of the hypothetical levels of the hypothetical Basket shown above and we cannot give you any assurance that the future performance of the Basket will result in your receiving an amount greater than the outstanding Principal Amount of your Notes on the Maturity Date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Basket. The actual performance of the Basket over the life of the offered Notes, as well as the Payment at Maturity may bear little relation to the hypothetical historical levels shown above.

The Closing Prices of the Basket Components in the Index have fluctuated in the past and, therefore, so has the hypothetical level of the Basket. Also, the actual level of the Basket may, in the future, experience significant fluctuations. Any upward or downward trend in the hypothetical level of the Basket during any period shown below is not an indication that the actual level of the Basket is more or less likely to increase or decrease at any time during the term of your Notes.

Historical Information of the Basket Components

This pricing supplement relates only to the Notes offered hereby and does not relate to any Basket Components or other securities of any Basket Component Issuer. We derived all disclosures in this pricing supplement regarding the Basket Component Issuers from publicly available documents. In connection with the offering of the Notes, none of us, GS&Co., or our or their respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Basket Component Issuer. You, as an investor in the Notes, should conduct your own investigation into the Basket Components and each Basket Component Issuer.

The graphs below set forth the information relating to the historical performance of each Basket Component.

The graphs below, except where otherwise indicated, show the daily historical closing levels of each Basket Component from January 1, 2006 through November 2, 2018. We obtained the information regarding the historical performance of each Basket Component in the charts below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of a Basket Component should not be taken as an indication of its future performance, and no assurance can be gives as to the Final Basket Component Price of any Basket Component or the Final Basket Level. We cannot give you assurance that the performance of the Basket will result in any positive return on your initial investment.

ACS, Actividades de Construcción y Servicios, S.A. is an engineering and contracting company that develops civil and industrial infrastructures.

Aena SME, S.A. is an airport and heliport management company.

Amadeus IT Group, S.A. provides information technology services, primarily for the tourism and travel industry.

Banco Bilbao Vizcaya Argentaria, S.A. is a financial group providing retail banking, asset management, private banking and wholesale banking.

Bankia, S.A. is a financial group offering lending and management services.

Bankinter, S.A. is a financial institution primarily engaged in the banking sector.

CaixaBank, S.A. is a financial group engaging in banking and insurance businesses.

Endesa, S.A. supplies, generates and distributes electricity and operates in the natural gas distribution market.

Enagás, S.A. develops and maintains natural gas infrastructures.

Ferrovial, S.A. is an infrastructure operator and industrial company, operating in the construction, airport, toll road and municipal services sectors.

Grifols, S.A. develops and produces bioscience therapies made from human plasma, hospital and pharmacy IV solutions and diagnostic tools for laboratory professionals.

International Consolidated Airlines Group, S.A. provides international and domestic air passenger and cargo transportation services.

Iberdrola, S.A. generates, distributes, trades and markets electricity.

Industria de Diseño Textil, S.A. designs, manufactures and distributes apparel.

MAPFRE, S.A. offers insurance services, including health, life, homeowners, commercial, industrial risk, burial, accident, automobile and third-party liability insurance policies.

Naturgy Energy Group, S.A. is a natural gas and electrical energy utilities company.

Red Eléctrica Corporación, S.A. is an energy company focused on the management of the Spanish high-voltage transmission grid.

Repsol, S.A. explores for and produces crude oil and natural gas. Repsol, S.A. also refines petroleum and transports petroleum products and liquefied petroleum gas.

Banco De Sabadell, S.A. is a private banking group.

Banco Santander, S.A. is a financial group offering financial products.

Siemens Gamesa Renewable Energy, S.A. engages in the development and construction of wind farms.

Telefónica, S.A. provides telecommunications services, including fixed-line and mobile telephone, internet and data transmission services.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as pre-paid derivative contracts with respect to the Basket. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Alternative Treatments” in the product prospectus supplement.

Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any of the Basket Component Issuers would be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax to your investment in the Notes.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Notes and are, for U.S. federal income tax purposes:

•	a non-resident alien individual;
•	a non-U.S. corporation; or
•	an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Notes.

If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, as discussed below, gain from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the Notes are not “delta-one” with respect to the Basket or any Basket Component, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket, any Basket Component or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket, any Basket Component or the Notes. If you enter, or have entered, into other transactions in respect of the Basket, any Basket Component or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable withholding agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a non-U.S. entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD and those of the Basket Component Issuers).

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less any underwriting discount set forth on the cover page of this pricing supplement for distribution to GS&Co., or will offer the Notes directly to investors. GS&Co. and its affiliates will receive a discount of $13.50 per $1,000 Principal Amount, comprised of $2.50 of fees and $11.00 of selling commission for Notes that it sells to investors. The Issuer or an affiliate expects to enter into swap agreements or related hedge transactions with Goldman Sachs International and/or its affiliates in connection with the sale of the Notes, and Goldman Sachs International and/or an affiliate may earn income as a result of payments pursuant to the swap, or the related hedge transactions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.

Delivery of the Notes will be made against payment for the Notes on November 9, 2018, which is the fifth (5th) Business Day following the Pricing Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two Business Days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We or GS&Co., or any of our or their respective affiliates, may use this pricing supplement in the initial sale of the Notes. In addition, we or GS&Co. or any of our or their respective affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale. If a purchaser buys the Notes from us or GS&Co. or any of our or their respective affiliates, this pricing supplement is being used in a market-making transaction unless we or GS&Co. or any of our or their respective affiliates informs such purchaser otherwise in the confirmation of sale.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Events of Default

The indenture provides holders of Notes with remedies if we fail to perform specific obligations, such as making payments on the Notes, or if we become bankrupt. Holders should review the applicable provisions and understand which of our actions would trigger an event of default and which actions would not.

Under the indenture, “event of default” means any of the following:

•	we default in the payment of the principal of or interest on, as applicable, any note of that series and, in each case, the default continues for a period of 30 Business Days; or
•	we become insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or any statute hereafter enacted in substitution therefor, as such act, or substituted act, may be amended from time to time, (ii) we go into liquidation, either voluntary or under an order of a court of competent jurisdiction or (iii) we pass a resolution for our winding-up, liquidation or dissolution (with certain exceptions).

The indenture permits the issuance of notes in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis. For purposes of this section, with respect to notes issued on or after September 23, 2018, “series” refers to notes having identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.

The indenture provides that:

•	if an event of default due to the default in payment of principal of or, if applicable, any premium or interest on, any series of senior notes issued under the indenture, or due to any event of default referred to in the last bullet of the preceding paragraph applicable to the senior notes of that series but not applicable to all outstanding senior notes issued under the indenture, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior notes of each affected series, voting as a single class, by notice in writing to TD, may declare the principal of (or such other amount as may be specified) all senior notes of each affected series and, if applicable, interest accrued thereon to be due and payable immediately; and
•	if an event of default due to specified events of bankruptcy, insolvency, winding up or liquidation of TD, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding senior notes issued under the senior debt indenture, treated as one class, by notice in writing to TD may declare the principal of (or such other amount as may be specified) all those senior notes and, if applicable, interest accrued thereon to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults.

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding senior notes affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the senior notes.

Differences in Events of Default

Notes issued by us prior to September 23, 2018, such as the Series A notes and the Series B notes, contain events of default that are different from those set forth above. In particular, the events of default applicable to the Series A notes and the Series B notes do not provide for a 30-business-day cure period with respect to any failure by us to pay the principal of or, if applicable, interest on those senior notes. Accordingly, if we fail to pay the principal of any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 7-day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay the principal of the notes. In addition, if we fail to pay, if applicable, interest on any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 30-calendar day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay, if applicable, the interest on the notes.

Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 31, 2016 which has been filed as Exhibit 5.3 to the registration statement on form F-3 filed by the Bank on May 31, 2016.

In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 31, 2016, which has been filed as Exhibit 5.2 to the registration statement on form F-3 filed by TD on May 31, 2016.